UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 31, 2008

MINDSPEED TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50499	01-0616769
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

4000 MacArthur Boulevard, East Tower

Newport Beach, California  92660-3095

 (Address of Principal Executive Offices) (Zip Code)

(949) 579-3000

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 31, 2008, the Board of Directors of Mindspeed Technologies, Inc. (the “Company”) appointed Jing Cao Senior Vice President, Operations, of the Company.  Prior to joining the Company, Mr. Cao, 48, was the Vice President, Operations, of HOYA Corporation USA, formerly Xponent Photonics, Inc. (optical network component manufacturer), from August 2006 to March 2008.  Mr. Cao also served as the Vice President, Manufacturing and Technology, from March 2006 to August 2006 and the Director, Assembly Operations, from January 2001 to March 2006 of Vitesse Semiconductor Corporation (semiconductor communications design and development).

Mr. Cao’s annual base salary as Senior Vice President, Operations, is $240,000.  Mr. Cao will also receive a relocation assistance package, not to exceed a maximum benefit of $100,000.  In addition, Mr. Cao will receive a one-time bonus of $50,000, which must be repaid in full in the event that prior to March 31, 2009 he either voluntarily terminates his employment with the Company or is terminated for cause, and $25,000 of which must be repaid by Mr. Cao in the event that, at any time following March 31, 2009, but prior to March 31, 2010, he voluntarily terminates his employment with the Company or is terminated for cause.

Subject to the approval of the Compensation and Management Development Committee of the Company’s Board of Directors (the “Compensation Committee”), Mr. Cao will be awarded 25,000 restricted shares of the Company’s common stock pursuant and subject to the provisions of the Company’s 2003 Long-Term Incentives Plan (the “Plan”), vesting on November 21, 2008, with such vesting based upon achievement of individual and Company-wide performance goals under the Mindspeed Achievement Plan.  In addition, subject to the approval of the Compensation Committee, Mr. Cao will be granted an option to purchase 100,000 shares of the Company’s common stock and 25,000 restricted shares of the Company’s common stock pursuant and subject to the Plan.  The stock option grant will have an exercise price equal to the closing price of the Company’s common stock on the grant date and will vest over a four-year period, with 25% vesting after one year and then monthly thereafter.  The restricted stock grant will vest 50% on April 30, 2009 and the remaining 50% will vest on April 30, 2010.

Further, the Company entered into a change of control employment agreement with Mr. Cao on March 31, 2008, which is substantially identical to the form of agreement filed as Exhibit 10.8.1 to the Company’s Registration Statement on Form 10 (File No. 1-31650) that was filed with the Securities and Exchange Commission on May 13, 2003.

The change of control employment agreement becomes effective upon a “change of control” of the Company and provides for the continuing employment of Mr. Cao after the change of control on terms and conditions no less favorable than those in effect before the change of control, or, under certain circumstances, for payments upon termination of employment in connection with a change of control. Payments made under the agreement are subject to a “double trigger,” meaning that both a change of control and a termination are required.  If Mr. Cao’s employment is terminated by the Company without “cause” or if Mr. Cao terminates his own employment for “good reason,” as defined in the change of control employment agreement, following a change of control, Mr. Cao is entitled to severance benefits equal to two times his annual compensation, including bonus, and continuation of certain benefits for two years.  Mr. Cao is entitled to an additional payment, if necessary, to make him whole as a result of any excise tax imposed on certain change of control payments, subject to some minor adjustments.

For purposes of the change of control employment agreement, a “change of control” generally means:

•      the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of the Company’s common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

•      a change in the composition of a majority of the board, which is not supported by the current board;

•      a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets, which results in a change in the majority of the board or of more than 60% of the Company’s stockholders; or

•      approval by our stockholders of the complete liquidation or dissolution of the Company.

The foregoing summary of the change of control employment agreement is qualified in its entirety by reference to Exhibit 10.8.1 to the Company’s Registration Statement on Form 10 (File No. 1-31650) that was filed with the Securities and Exchange Commission on May 13, 2003.

A copy of the press release issued by the Company with respect to the appointment of Mr. Cao to Senior Vice President, Operations, is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release of Registrant dated April 2, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Date: April 4, 2008	By:	/s/ Simon Biddiscombe
Simon Biddiscombe

Senior Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit	Description

99.1	Mindspeed Technologies, Inc. Press Release dated April 2, 2008